CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                              As of March 31, 1998
                                   (UNAUDITED)

                                                         (millions)

Retained Earnings at Beginning of Year                       $1,750
    Net income for common stock
          CSW International Two, Inc.                            33
          Non-exempt entities                                    29
     Deduct:  Common stock dividends                            (92)
     Preferred stock dividends and
        other adjustments                                        (2)
                                                         -----------
Retained Earnings at End of Fourth Quarter & Year            $1,718
                                                         ===========